Exhibit 99.1

Hemab Therapeutics Reports Second Quarter 2026 Financial Results and Provides Corporate Update

Multiple scientific data presentations, including five oral presentations across three programs, at the International Society on Thrombosis and Haemostasis (ISTH) 2026 Congress in Paris, France

New clinical data on HMB-002 demonstrated ≥ 2.4-fold increase in Von Willebrand Factor (VWF) and Factor VIII (FVIII), stronger than anticipated proof of mechanism, and encouraging preliminary clinical observations in Von Willebrand Disease (VWD)

Unveiled HMB-003, a novel non-hormonal, peptide-based plasmin inhibitor designed to reduce bleeding across multiple settings, beginning with heavy menstrual bleeding indication

Long-term extension (LTE) data for sutacimig showed sustained favorable results in Glanzmann thrombasthenia (GT), and FDA endorsed the sutacimig clinical data package as sufficient to proceed to a Phase 3 pivotal trial in GT; Phase 3 initiation planned 2H 2026

CAMBRIDGE, MA, USA & COPENHAGEN, Denmark — August 11, 2026 — Hemab Therapeutics (Nasdaq: COAG), a clinical-stage biotechnology company developing therapies that reimagine the treatment of blood coagulation disorders to sustain life and human resilience, today announced financial results for the second quarter ended June 30, 2026, and recent business highlights.

“This was a very productive quarter for Hemab with continued execution across our pipeline,” said Benny Sørensen, MD, PhD, CEO of Hemab. “We had a significant presence at ISTH 2026, presenting data from all our programs. The strong interest we saw in that data underscores both the significant unmet need in bleeding disorders and the potential for our clinical and preclinical pipeline to redefine the standard of care in this space. We are particularly pleased to announce a new program, HMB-003, where we are addressing heavy menstrual bleeding, an indication that affects millions of women globally. HMB-003 is another example of how Hemab is developing treatments that could redefine care across high-unmet-need bleeding disorders. We look forward to providing additional updates on our programs later this year.”

Corporate Highlights

In July, the Company presented at the ISTH 2026 Congress in Paris, France, delivering nine presentations across three clinical and preclinical programs. All ISTH presentations are available on the Company’s corporate website (here).

Recent Business Highlights and Anticipated Milestones

Sutacimig: Sutacimig is a bispecific antibody in clinical development for two indications: GT and Factor VII deficiency (FVIID). Sutacimig has received Fast Track, Orphan Drug, and Breakthrough Therapy Designations from the U.S. Food and Drug Administration (FDA) for the treatment of GT. In Europe, the European Medicines Agency (EMA) has granted sutacimig Orphan Medicinal Product designation for the treatment of GT and access to the Priority Medicines (PRIME) scheme. Sutacimig has also received the Innovative Licensing and Access Pathway (ILAP) designation from the UK Medicines and Healthcare products Regulatory Agency (MHRA).

Glanzmann Thrombasthenia: GT is a congenital, severe, lifelong bleeding disorder caused by defects in platelet aggregation, with substantial geographic variation in prevalence, from approximately 1 in 100,000 individuals in high-prevalence regions such as the Gulf Cooperation Council (GCC) countries to between 1 in 350,000 and 1 in 600,000 in the United States. There are currently no approved prophylactic treatment options for GT; management is limited to platelet transfusions, antifibrinolytics, recombinant Factor VIIa, and bone marrow transplantation.

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In July, the Company presented Phase 2 LTE data for sutacimig at ISTH 2026. The data demonstrated clinically meaningful and sustained bleed reduction in 34 participants at a median timepoint of 6.9 months and up to 15.9 months of exposure. Ninety-two percent (92%) of participants who had bled during the run-in experienced reductions in treated bleed rates on sutacimig, and the mean high-intensity annualized treated bleed event rate (ATBR) was reduced by 62% over the treatment and extension period; in the low-dose weekly regimen cohort, mean ATBR was reduced by approximately 84%.

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Adverse events were predominantly mild to moderate, with no Grade 3 or higher related adverse events. Three participants experienced Grade 2 thromboembolic events; these occurred in participants assigned to dose cohorts associated with higher exposure and/or with multiple concurrent risk factors, and all were managed with routine anticoagulation and were resolved or resolving at the data cut. The Phase 3 dose and regimen were selected to optimize bleed rate reduction while avoiding the high peak exposures associated with thromboembolic events observed in the Phase 1/2 trial.

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The FDA has endorsed the Company’s clinical data package as sufficient to proceed to a Phase 3 pivotal trial in GT with a dose of 0.2 mg/kg once weekly. The Company plans to initiate the Phase 3 trial in the second half of 2026.

Factor VII Deficiency: FVIID is a congenital severe bleeding disorder, with prevalence of moderate and severe forms estimated at approximately 1 in 500,000 globally and characterized by impaired blood clotting and increased bleeding risk.

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The Company is conducting an ongoing Phase 2 clinical trial of sutacimig for FVIID. New preclinical data for sutacimig presented at ISTH 2026 demonstrated restoration of thrombin generation under disease-mimicking conditions, with confirmed binding across 22 of 25 tested severe-to-moderate FVIID variants (88%), supporting broad patient applicability for the ongoing Phase 2 trial.

•	The Company expects to report data from the ongoing Phase 2 trial in late 2026 or early 2027.

HMB-002—Von Willebrand Disease: HMB-002 is a novel monovalent antibody designed for subcutaneous prophylactic treatment of VWD, the most common inherited bleeding disorder, with approximately 140,000 patients diagnosed across all severity levels in the United States, of whom more than an estimated 50,000 require treatment for bleeding events.

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In July, the Company presented new first-in-human data at ISTH 2026 supporting HMB-002 as a non-replacement approach to treating VWD. Data from the ongoing VELORA Pioneer Phase 1/2 trial demonstrated proof of mechanism, a ≥2.4-fold peak increase in VWF and FVIII, normalization of peak thrombin generation and APTT, and a durability profile supporting potential monthly subcutaneous dosing. The single ascending dose portion of the study was not designed to measure efficacy, and the following preliminary clinical observations are descriptive in nature. Across the single ascending dose cohorts, 8 of 9 evaluable patients had zero treated bleeds in the 28 days following HMB-002 dosing, with a mean ATBR of 1.6, compared with a baseline mean ATBR of 20.1 prior to treatment.

•	The Company expects to report additional data from the trial in late 2026 or early 2027.

HMB-003—Novel Antifibrinolytic Program: HMB-003 is a novel fatty-acid-conjugated peptide antifibrinolytic, designed to stabilize clots and reduce bleeding across multiple settings, beginning in heavy menstrual bleeding, an indication affecting one in three reproductive-age women, over 23 million women, in the U.S.

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In July, the Company unveiled HMB-003, a long-acting subcutaneous plasmin inhibitor with the potential for cycle-matched dosing, initially being developed in heavy menstrual bleeding. HMB-003 is also being developed to address bleeding in additional high-unmet-need conditions, including hereditary hemorrhagic telangiectasia and peri-operative bleeding management.

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Preclinical data presented at ISTH 2026 demonstrated potent and selective plasmin inhibition, with HMB-003 directly inhibiting plasmin at its active site and blocking fibrinolysis across both tPA- and uPA-driven pathways, while showing no effect on thrombin generation, platelet function, or coagulation. In a preclinical model, HMB-003 achieved rapid peak plasma levels within hours and sustained antifibrinolytic activity for approximately one week, supporting the potential for cycle-matched dosing in people experiencing heavy menstrual bleeding.

•	The Company plans to initiate first-in-human studies in the second half of 2026 with initial clinical data mid-2027.

Second Quarter 2026 Financial Results

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Cash Position and Cash Runway: Cash, cash equivalents, and marketable securities totaled $457.5 million as of June 30, 2026, compared to $163.5 million as of March 31, 2026. The increase primarily reflects net proceeds of $317.2 million from the Company’s initial public offering completed in May 2026, partially offset by cash used in operating activities. The Company believes its current cash, cash equivalents, and marketable securities will enable it to fund its operating expenses and capital expenditure requirements into 2029.

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Research and Development Expenses: Research and development expenses were $20.3 million for the three months ended June 30, 2026, compared to $12.9 million for the three months ended June 30, 2025. The increase was due to costs related to the advancement of clinical programs in addition to increases in equity-based compensation and personnel-related expenses related to company growth to support the advancement of our programs.

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General and Administrative Expenses: General and administrative expenses were $5.7 million for the three months ended June 30, 2026, compared to $3.2 million for the three months ended June 30, 2025, due to equity-based compensation and other costs associated with operating as a public company.

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Net Loss: Net loss was $24.2 million, or $0.80 per share, for the three months ended June 30, 2026, compared to a net loss of $12.2 million, or $12.91 per share, for the three months ended June 30, 2025. The decrease in net loss per share primarily reflects the increase in weighted-average shares outstanding during the three months ended June 30, 2026 following the Company’s initial public offering and the subsequent conversion of preferred stock into common stock in May 2026.

Conference Call Information: Beginning with its third quarter 2026 financial results, Hemab Therapeutics plans to host quarterly conference calls to discuss its financial results and provide business updates. Details regarding the date, time and webcast registration for the third quarter 2026 call will be announced in a subsequent press release.

About Glanzmann Thrombasthenia

Glanzmann thrombasthenia (GT) is a severe bleeding disorder marked by debilitating, sometimes life-threatening bleeding episodes. Results from an international natural history study (Glanzmann’s 360) revealed the substantial burden of this disease: 88% of the 117 participants reported at least one bleed in the previous week with 65% requiring a bleed-related hospital visit in the prior six months. These bleeding episodes significantly impacted patients’ mental health and quality of life, with over 80% having missed work or school, over 50% facing limitations in attending social events, and over 50% experiencing restrictions in travel. To date, there are no approved prophylactic treatment options for GT. About Factor VII Deficiency Factor VII deficiency (FVIID) is a congenital severe bleeding disorder characterized by reduced levels of Factor VII, a naturally circulating blood coagulation protein. Patients with clinically severe FVIID suffer from recurrent, unpredictable, life-threatening or potentially disabling bleeding at critical sites, such as in the central nervous system, gastrointestinal tract and intra-articular locations, as well as recurrent mucocutaneous bleeds of the nose and gums with additional risks for female patients, consisting of heavy menstrual bleeding and potentially life-threatening post-partum hemorrhage.

About Sutacimig (formerly HMB-001)

Sutacimig is a subcutaneously administered bispecific antibody that is designed to bind and stabilize endogenous Factor VIIa with one antibody arm and bind to TLT-1 on activated platelets with the other arm. This mechanism is designed to allow for the accumulation of endogenous Factor VIIa in the body and recruitment of Factor VIIa directly to the surface of the activated platelets, where it amplifies thrombin generation at the platelet surface. Sutacimig is designed to be a first-in-class prophylactic treatment for Glanzmann thrombasthenia (GT) with the potential to treat other debilitating bleeding disorders. The U.S. Food and Drug Administration has granted Fast Track Designation, Orphan Drug Designation, and Breakthrough Therapy Designation to sutacimig for the treatment of GT, and the UK Medicines and Healthcare products Regulatory Agency has awarded sutacimig designation under the Innovative Licensing and Access Pathway (ILAP); it has been designated as an orphan medicinal product in the European Union for the treatment of GT, and the European Medicines Agency (EMA) has granted sutacimig access to the Priority Medicines (PRIME) scheme. For more information, please visit clinicaltrials.gov (NCT06211634).

About Von Willebrand Disease

Von Willebrand Disease (VWD) is the most common inherited bleeding disorder, characterized by quantitative or qualitative defects in Von Willebrand Factor (VWF), often resulting in frequent mucocutaneous bleeding events and heavy menstrual bleeding in women. The severity of bleeding ranges from low-volume events to potentially life-threatening hemorrhages. Chronic blood loss frequently leads to iron deficiency anemia, exacerbating the disease burden and reducing quality of life, particularly for those with clinically understated subtypes. Despite its prevalence, current treatment options for VWD primarily focus on managing symptoms rather than addressing the underlying biology of the disease.

About HMB-002

HMB-002 is a monovalent human antibody being developed as the first-in-class subcutaneous prophylactic treatment for Von Willebrand Disease targeting the underlying cause of the disease, a condition driven by a deficiency or defect in Von Willebrand Factor (VWF), a key regulator of hemostasis. By specifically targeting the C-terminal CK domain of VWF, which is distinct from regions critical to its essential interactions, HMB-002 shields the protein from degradation, boosting endogenous levels without compromising its function. Clinical and nonclinical data suggest strong potential for meaningful therapeutic benefit. For more information, please visit clinicaltrials.gov (NCT06610201 and NCT06754852). About HMB-003 HMB-003 is a subcutaneously administered peptide-based plasmin inhibitor with a durable half-life — a proven therapeutic target in coagulation medicine — being developed as a novel antifibrinolytic designed to reduce bleeding across multiple settings. Engineered to directly inhibit plasmin at its active site, HMB-003 blocks fibrinolysis independently of the plasminogen activation pathway. HMB-003 is optimized to provide sustained bleed protection across multiple high-unmet-need conditions, ranging from heavy menstrual bleeding and hereditary hemorrhagic telangiectasia to peri-operative bleeding management.

About Hemab Therapeutics

Hemab Therapeutics Holdings, Inc. is a clinical-stage biotechnology company developing therapies that reimagine the treatment of blood coagulation disorders to sustain life and human resilience. Hemab’s mission is to discover, develop, and commercialize innovative therapies for the millions of patients worldwide suffering from serious bleeding and thrombotic diseases. Hemab is building a franchise of innovative therapeutics designed to address critical gaps in the treatment of coagulation disorders, including sutacimig (HMB-001), a bispecific antibody in clinical development for the prophylactic treatment of Glanzmann thrombasthenia and Factor VII deficiency, HMB-002, a monovalent antibody in clinical development for the prophylactic treatment of Von Willebrand Disease, and HMB-003, an antifibrinolytic targeting plasmin inhibition in preclinical development for multiple high-unmet-need conditions, ranging from heavy menstrual bleeding and hereditary hemorrhagic telangiectasia to peri-operative bleeding management.

Learn more at hemab.com. Follow us on LinkedIn, Facebook, Instagram, and X.

Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release, including statements regarding Hemab’s strategy, future operations, prospects and plans, objectives of management, the anticipated timelines for reporting data from Hemab’s clinical trials, the anticipated timelines for initiating a Phase 3 clinical trial of sutacimig and further development of HMB-002 and HMB-003, the clinical potential of sutacimig, HMB-002 and HMB-003, Hemab’s plans to expand its pipeline, and the sufficiency of Hemab’s cash resources for the period anticipated, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “predict,” “project,” “potential,” “should,” or “would,” or the negative of these terms, or other comparable terminology are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Hemab may not actually achieve the plans, intentions or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various important factors, including: uncertainties inherent in the identification and development of product candidates, including the initiation and completion of preclinical studies and clinical trials; uncertainties as to the availability and timing of results from preclinical studies and clinical trials; the timing of and Hemab’s ability to initiate and enroll patients in clinical trials; whether results from preclinical studies and earlier clinical trials will be predictive of the results of later clinical trials; whether Hemab’s cash resources will be sufficient to fund Hemab’s foreseeable and unforeseeable operating expenses and capital expenditure requirements; as well as the risks and uncertainties identified in Hemab’s filings with the Securities and Exchange Commission (SEC), including Hemab’s most recent Form 10-Q and in subsequent filings Hemab may make with the SEC. In addition, the forward-looking statements included in this press release represent Hemab’s views as of the date of this press release. Hemab anticipates that subsequent events and developments will cause its views to change. However, while Hemab may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Hemab’s views as of any date subsequent to the date of this press release.

Media:

Deerfield Group

Peg Rusconi

peg.rusconi@deerfieldgroup.com

Investors:

Hemab Therapeutics

Mads Behrndt

investors@hemab.com

Hemab Therapeutics Holdings, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Operating expenses
Research and development	$20,336	$12,874	$39,797	$26,975
General and administrative	5,743	3,183	9,894	5,642

Total operating expenses	26,079	16,057	49,691	32,617

Loss from operations	(26,079)	(16,057)	(49,691)	(32,617)
Other income (expense), net
Interest income	2,858	335	4,077	808
Other (expense) income, net	(832)	3,517	(1,114)	4,108

Total other income, net	2,026	3,852	2,963	4,916

Loss before income tax expense	(24,053)	(12,205)	(46,728)	(27,701)
Income tax (expense) benefit	(97)	(4)	(109)	186

Net loss	$(24,150)	$(12,209)	$(46,837)	$(27,515)

Net loss per share, basic and diluted	$(0.80)	$(12.91)	$(3.00)	$(29.09)
Weighted average shares outstanding, basic and diluted	30,111,338	946,000	15,609,236	946,000
Other comprehensive loss
Net loss	$(24,150)	$(12,209)	$(46,837)	$(27,515)
Net unrealized (loss) gain on available-for-sale debt securities	(2,309)	(609)	(2,923)	365

Total comprehensive loss	$(26,459)	$(12,818)	$(49,760)	$(27,150)

Hemab Therapeutics Holdings, Inc.

Selected Consolidated Balance Sheets Data

(In thousands)

(Unaudited)

	June 30, 2026	December 31, 2025
Assets
Cash and cash equivalents	$237,366	$87,974
Marketable securities	220,094	97,511
Prepaid expenses and other current assets	6,538	7,066
Property and equipment, net	596	609
Operating right-of-use assets	901	1,092
Other non-current assets	2,286	531

Total assets	467,781	194,783
Liabilities and stockholders’ equity (deficit)
Accounts payable	6,232	5,734
Operating lease liabilities	460	647
Operating lease liabilities, net of current portion	566	573

Accrued expenses and other current liabilities	6,252	4,296

Total liabilities	13,510	11,250
Total convertible preferred stock and convertible preference shares	—	360,168
Total stockholders’ equity (deficit)	$454,271	$(176,635)

Hemab Therapeutics Holdings, Inc.

Selected Consolidated Statements of Cash Flows Data

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2026	2025	Change
Net cash used in operating activities	(44,221)	(28,366)	(15,855)
Net cash (used in) provided by investing activities	(123,284)	15,508	(138,792)
Net cash provided by (used in) financing activities	317,119	(59)	317,178
Effect of foreign exchange rate changes on cash and cash equivalents	(222)	—	(222)

Net increase (decrease) in cash and cash equivalents	$149,392	$(12,917)	$162,309